Exhibit 99.1

Aceto Corporation
4 Tri Harbor Court
Port Washington, New York 11050

™	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Announces Fiscal 2011 Third Quarter Results

Net Sales Increase 18.7% in 2011 Fiscal Quarter Compared to Fiscal 2010 Quarter

PORT WASHINGTON, NY – May 6, 2011 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2011 third quarter ended March 31, 2011.

Net sales for the fiscal 2011 third quarter were $117.9 Million, an increase of 18.7% from $99.3 Million in the year ago quarter. Gross profit increased 22.6% to $19.4 Million in the 2011 fiscal quarter compared to $15.9 Million in the 2010 quarter. As a result of the Rising acquisition and integration, SG&A expenses were up 32% to $13.3 Million in the 2011 fiscal quarter compared to the same period last year. Net income was flat at $3.8 Million, or $0.14 per diluted share, compared to $3.8 Million or $0.15 per diluted share in the 2010 quarter.

Net sales for the nine months ended March 31, 2011 were $291.2 Million, a 20.9% increase from $240.9 Million for the fiscal 2010 comparable period. Gross profit for the first nine months of fiscal 2011 was $45.8 Million, an increase of 19.2% from $38.4 Million in the fiscal 2010 comparable period. For the first nine months of fiscal 2011, we reported net income of $5.5 Million, or $0.21 per diluted share, compared to $2.3 Million, or $0.09 per diluted share in the fiscal 2010 comparable period. Both the fiscal 2010 and 2011 nine month periods were negatively impacted by several one-time charges.  The fiscal 2011 period was impacted by costs relating to the acquisition of assets of Rising Pharmaceuticals, Inc. (“Rising”) and the fiscal 2010 period was impacted by costs relating to various one-time charges, all of which have been previously discussed in our press releases.   Adjusting for the one-time charges that negatively impacted both periods, we would have reported $8.8 Million, or $0.34 per share for the fiscal 2011 period compared to $5.5 Million or $0.22 per share for the 2010 comparable period.

Commenting on the results, Albert Eilender, Chairman and CEO of Aceto stated, “We are pleased with the results that we have reported today. All three of our business segments showed sales growth during the quarter.  During the quarter, sales in our Health Sciences segment increased 20.1% from the 2010 comparable quarter, largely the result of increased sales from our international operations and the addition of sales of Rising products where we had no comparable sales in prior periods.  These increases were partially offset by decreases in sales of pharmaceutical intermediates and other products in the domestic generic products group.  Sales in our Specialty Chemicals segment increased 13.8% compared to the 2010 comparable quarter, largely the result of increased sales of chemicals used in surface coatings as well as increased sales of agricultural, dye, pigment and miscellaneous intermediates.  Sales in our Crop Protection segment increased 27.8% from the 2010 comparable quarter as a result of increased sales among a number of our products in this segment.”

Commenting on the Rising Pharmaceuticals transaction, Mr. Eilender stated, “We are pleased that the integration of Rising has gone extremely smoothly and that the synergistic business opportunities in the finished dosage form area that we believed would be created as a result of the acquisition have, in fact, begun to materialize.”

Mr. Eilender continued, “We would also like to take this opportunity to welcome Salvatore Guccione as the newest addition to our Board of Directors.  Mr. Guccione brings to Aceto more than 20 years of investing and operating experience in the specialty chemicals and healthcare industries and we believe he will be a valuable addition to our current Board. Additionally, as of April 4, 2011, we have moved into our new corporate headquarters in Port Washington, New York.  We welcome our shareholders, vendors, customers and suppliers to come in and visit with us at our new offices.”

DIVIDEND

Aceto also announced that its Board of Directors declared a regular, semi-annual dividend of $0.10 per common share which will be distributed on June 24, 2011 to shareholders of record as of June 13, 2011.

CONFERENCE CALL

Albert Eilender, Vincent Miata, Ronald Gold and Douglas Roth will conduct a conference call at 9:00 a.m. ET on Friday, May 6, 2011 Interested parties may participate in the call by dialing 800-447-0521(847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 29541765).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com .  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday May 6, 2011 until 5:00 p.m. ET on Monday May 9, 2011.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 29541765 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With business operations in ten countries, Aceto distributes over 1000 chemical compounds used either as principal raw materials or as finished products in the pharmaceutical, agricultural, surface coating/ink and general chemical consuming industries.  Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2010 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$117,881	$99,347	$291,224	$240,866
Cost of sales	98,449	83,495	245,382	202,418
Gross profit	19,432	15,852	45,842	38,448
Gross profit %	16.48%	15.96%	15.74%	15.96%

Selling, general and
administrative expenses	13,281	10,063	34,305	34,443
Operating income	6,151	5,789	11,537	4,005

Other (expense) income, net of interest expense	(197)	578	962	366

Income before income taxes	5,954	6,367	12,499	4,371
Income tax provision	2,108	2,526	7,025	2,028
Net income	$3,846	$3,841	$5,474	$2,343

Net income per common share	$0.15	$0.15	$0.21	$0.09

Diluted net income per common share	$0.14	$0.15	$0.21	$0.09

Weighted average shares outstanding:
Basic	26,468	25,181	25,718	24,874
Diluted	26,663	25,301	25,918	25,145

Aceto Corporation
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	March 31, 2011	June 30, 2010
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$20,984	$30,850
Investments	487	335
Trade receivables: less allowances for doubtful
accounts: Mar. 31, 2011 $858; and June 30, 2010 $1,098	80,067	74,674
Other receivables	5,848	11,004
Inventory	77,322	74,857
Prepaid expenses and other current assets	2,098	1,969
Deferred income tax asset, net	1,306	1,864

Total current assets	188,112	195,553

Property and equipment, net	11,914	6,913
Property held for sale	3,752	3,752
Goodwill	33,604	1,730
Intangible assets, net	52,819	12,360
Deferred income tax asset, net	2,329	2,419
Other assets	11,316	9,124

Total Assets	$303,846	$231,851

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$6,000	$-
Accounts payable	37,338	39,970
Accrued expenses	34,015	33,589
Deferred income tax liability	531	1,070
Total current liabilities	77,884	74,629

Long-term debt	43,500	550
Long-term liabilities	15,982	9,421
Environmental remediation liability	7,389	7,607
Deferred income tax liability	20	-
Total liabilities	144,775	92,207

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 26,644 shares issued;
26,619 and 25,415 shares outstanding at
Mar. 31, 2011 and June 30, 2010, respectively)	266	256
Capital in excess of par value	62,109	53,686
Retained earnings	89,878	86,958
Treasury stock, at cost:
(25 and 229 shares at Mar. 31, 2011 and
June 30, 2010, respectively)	(238)	(2,209)
Accumulated other comprehensive income	7,056	953
Total shareholders' equity	159,071	139,644

Total liabilities and shareholders' equity	$303,846	$231,851

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Nine Months Ended March 31, 2011	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2011	(unaudited) Nine Months Ended March 31, 2010	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2010
Net income, as reported	$5,474	$0.21	$2,343	0.09

Adjustments:
Transaction costs related to Rising acquisition	1,060	0.04	-	-
Inventory Rationalization	-	-	859	0.03
Separation of Former CEO	-	-	2,587	0.10
SG&A Rationalization	-	-	1,215	0.05

Adjusted income excluding charges	6,534	0.25	7,004	0.27
Adjustments to (benefit) provision for income taxes	(2,225)	(0.09)	1,515	0.05

Adjusted net income (Non-GAAP)	$8,759	$0.34	$5,489	$0.22

Diluted weighted average shares outstanding	25,918	25,918	25,145	25,145

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.